Exhibit 99.1
For Release at 7:00 AM Eastern on December 5, 2007
DSW INC. REPORTS 2007 THIRD QUARTER FINANCIAL RESULTS
COLUMBUS, Ohio, December 5, 2007/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $22.4 million on net sales of $367.4 million for the thirteen-week quarter ended November 3, 2007, compared with net income of $16.0 million on net sales of $332.2 million for the thirteen-week quarter ended October 28, 2006. Same store sales decreased 3.0% for the comparable thirteen-week period versus an increase of 2.6% last year.
Diluted earnings per share were $0.51 for the third quarter of 2007 compared with $0.36 for the same period last year.
Nine Month Results
Net income was $52.7 million on net sales of $1.07 billion for the thirty-nine week year-to-date period ended November 3, 2007, compared with net income of $48.9 million on net sales of $950.0 million for the thirty-nine week year-to-date period ended October 28, 2006. Same store sales decreased 0.5% for the comparable thirty-nine week period versus an increase of 3.0% last year.
Diluted earnings per share were $1.19 for the nine months ended November 3, 2007, compared with $1.11 for the same period last year.
2007 Outlook
Based on the performance through the third quarter reported today, annual 2007 diluted earnings per share are now estimated to be in the range of $1.24 to $1.29, updated from the Company’s previously announced estimate of at least 10% below last year’s reported diluted earnings per share of $1.48.
Annual comparable store sales are now estimated to be in the range of flat to down 1% for fiscal 2007, updated from the Company’s previously announced estimate of flat to down 2%. The Company is maintaining its plans to open at least 35 new DSW stores during the year.
Webcast and Conference Call
To hear the Company’s live quarterly earnings conference call, log on to www.DSWshoes.com at 8:00 a.m. ET today, Wednesday, December 5, 2007, or call 1-888-396-2369 and reference passcode 88759674. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 28487699. An audio replay of the conference call, as well as additional financial information, will also be available at www.DSWshoes.com.

About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of December 5, 2007 DSW operated 255 stores in 36 states and supplied footwear to 379 leased locations (36 for related retailers and 343 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWshoes.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “2007 Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; our dependence on Retail Ventures, Inc. for key services; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Contact: DSW Investor Relations, 614-872-1474
Source: DSW Inc.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 3,	February 3,
	2007	2007
ASSETS
Cash and equivalents	$46,410	$73,205
Short-term investments	94,700	98,650
Accounts receivable, net	12,811	8,284
Inventories	274,927	237,737
Prepaid expenses and other assets	25,404	22,049
Deferred income taxes	19,777	18,046

Total current assets	474,029	457,971

Property and equipment, net	169,569	116,872
Long-term investments	2,500	—
Goodwill	25,899	25,899
Tradenames and other intangibles, net	4,736	5,355
Other assets	4,001	2,206

Total assets	$680,734	$608,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$109,849	$94,967
Accrued expenses	53,298	64,300

Total current liabilities	163,147	159,267

Deferred income taxes and other non-current liabilities	86,887	74,457
Total shareholders’ equity	430,700	374,579

Total liabilities and shareholders’ equity	$680,734	$608,303

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006

Net sales	$367,380	$332,219	$1,073,095	$950,008
Cost of sales	(260,720)	(233,544)	(775,829)	(672,944)

Gross profit	106,660	98,675	297,266	277,064
Operating expenses	(71,855)	(73,451)	(216,917)	(200,854)

Operating profit	34,805	25,224	80,349	76,210
Interest income, net	1,533	1,563	5,200	4,862

Earnings before income taxes	36,338	26,787	85,549	81,072
Income tax provision	(13,906)	(10,786)	(32,852)	(32,211)

Net income	$22,432	$16,001	$52,697	$48,861

Basic and diluted earnings per share:
Basic	$0.51	$0.36	$1.20	$1.11
Diluted	$0.51	$0.36	$1.19	$1.11

Shares used in per share calculations:
Basic	43,957	43,922	43,951	43,909
Diluted	44,274	44,226	44,324	44,193